Exhibit 10.17

ULTICOM INC. U.S. EMPLOYEE RETENTION BONUS PLAN

As Adopted Effective February 15, 2008

ARTICLE 1

PURPOSE AND DEFINITIONS

1.1 Purpose. The Ulticom Inc. U.S. Employee Retention Bonus Plan (the “Plan”), effective as of February 15, 2008 (the “Effective Date”), provides a select group of key employees with additional incentives to continue their employment with Ulticom Inc. (the “Company”).

1.2 Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

1.2.1    “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

1.2.2    “Base Salary” means the Participant’s annual rate of base salary in effect on the First Payment Date (as defined below) or the Second Payment Date (as defined below), as applicable, determined prior to reduction for any employee-elected salary reduction contributions made to an employer-sponsored non-qualified deferred compensation plan or an employer-sponsored plan pursuant to Section 401(k) or 125 of the Internal Revenue Code of 1986, as amended (or any similar pre-tax deduction under local law), and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.

1.2.3    “Cause” means any act or any failure to act on the part of a Participant which constitutes:

(a) a failure by Participant to carry out, in all material respects, the reasonable and lawful directions of a more senior officer of the Company or the Board of Directors of the Company that are within Participant’s direct or indirect control and consistent with Participant’s status, duties and responsibilities, except for a failure that is attributable to Participant’s illness, injury or permanent disability; or

(b) a material breach of the confidentiality restrictive covenant attached hereto as Exhibit A or any other restrictive covenants in respect of the Company or its Affiliates to which the Participant is subject, or a material violation by Participant of any Company policy or procedure provided or available to Participant resulting in

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material and demonstrable harm to the Company including, without limitation, a material violation of the Company’s Code of Business Conduct and Ethics; or

(c) Participant’s unlawful possession, use, sale or distribution of narcotics or other controlled substances; or

(d) Any willful or negligent act or omission by Participant in the scope of his employment by the Company which in the reasonable judgment of the Board of Directors of the Company (A) could result in the assessment of a civil or criminal penalty against Participant or the Company or its Affiliates, (B) could result in a violation of any material foreign or United States federal, State, or local law or regulation having the force of law, or (C) is injurious to the Company or any of its Affiliates; or

(e) Participant’s conviction of, or plea of guilty or no contest to, any felony or any misdemeanor involving moral turpitude, or a material violation by Participant of federal or state securities laws as determined by a court or other governmental body of competent jurisdiction; or

(f)  any intentional or negligent misrepresentation by Participant of a material fact to, or intentional or negligent concealment by Participant of a material fact from, (A) the Board of Directors of the Company or (B) the chief executive officer, general counsel, chief financial officer or any other member of senior management of the Company, where the misrepresentation or concealment results in the reasonable judgment of the Board in material and demonstrable harm to the Company (including, for example, the Company’s materially violating federal or state securities laws); or

(g) fraud, embezzlement, theft or material dishonesty by Participant against the Company or any of its Affiliates;

provided that no finding of Cause hereof shall be effective unless and until the Company has provided Participant with written notice thereof in accordance with Section 10 stating in the case of clause (i) above the facts and circumstances underlying the finding of Cause and, if the basis for such finding of Cause is capable of being cured by Participant, providing Participant with an opportunity to cure the same within twenty (20) calendar days after receipt of such notice; and provided, further, that for purposes of determining whether any such Cause is present, no act or failure to act by Participant shall be considered “willful” or “intentional” if done or omitted to be done by Participant in good faith as determined by the Board in its sole discretion and in the reasonable belief that such act or omission was not prohibited by law or the Company’s policies or procedures, in the best interest of the Company and/or required by applicable law.

1.2.4    “Committee” means the Compensation Committee of the Board of Directors of the Company or, if no such committee exists, the Board of Directors of the Company.

1.2.5    “Company” means Ulticom Inc., a New Jersey corporation, and its successors and assigns.

1.2.6    “Employee” means a regular full-time or part-time employee of the Company who is primarily employed in the United States.

1.2.7    “Participant” means an Employee who receives a Participation Letter (as defined below) and whose participation has not terminated pursuant to Section 1.3.2. If there is any question as to whether an Employee is deemed a Participant for purposes of the Plan, the Committee shall make the determination in its sole discretion.

1.3	Eligibility and Participation.

1.3.1    Eligibility. The Committee shall determine in its sole discretion the Employees who are entitled to participate in the Plan, the amount of Retention Bonus (as defined below) for each Participant and the terms and conditions applicable to each Retention Bonus. No Employee shall be entitled to participate unless and until his or her participation is confirmed in writing by the Company by means of a separate letter of participation (“Participation Letter”). A Participation Letter may set forth any additional terms and conditions of participation (beyond the provisions of the Plan) as the Committee may, in its sole discretion, determine, including that an Employee shall not become a Participant unless and until he or she signs and agrees to the terms and conditions of such Participation Letter and the Plan.

1.3.2    Termination of Participation. A Participant’s participation in the Plan shall automatically terminate and the Participant shall forfeit the right to all or any portion of the Retention Bonus not yet paid upon the earliest to occur of the following events:

(a)       the Participant’s termination of his or her employment with the Company for any reason,

(b)       the termination of the Participant’s employment with the Company upon the expiration of a leave of absence by reason of his or her failure to return to work at such time,

(c)       the termination of the Participant’s employment by the Company for any reason; provided, that, subject to Section 1.3.2(b), upon a termination of employment by the Company without Cause the Participant shall be entitled to receive a pro rata portion of the Retention Bonus in accordance with Section 2.1, or

(d)       any termination of participation in accordance with a Participant’s Participation Letter.

ARTICLE 2

RETENTION BENEFITS

2.1 Retention Bonus. Each Participant shall be entitled to receive a cash amount based on the percentage of their Base Salary as set forth in their Participation Letter (the “Retention Bonus”) in two separate payments as follows: (i) the first payment shall be equal to 60% of the Participant’s Retention Bonus (the “First Payment”) and shall be paid on February 15, 2009 (the “First Payment Date”) or as soon as reasonably practicable thereafter (but in no event later than March 15, 2009), subject to the Participant’s continued employment with the Company on the First Payment Date and (ii) the second payment shall be equal to 40% of the Participant’s Retention Bonus (the “Second Payment”) and shall be paid on February 15, 2010 (the “Second Payment Date”) or as soon as reasonably practicable thereafter (but in not event later than March 15, 2010), subject to the Participant’s continued employment with the Company on the Second Payment Date; provided, that in the event a Participant’s employment with the Company is terminated without Cause prior to the Second Payment Date, the Participant shall be entitled to receive (A) a pro rata portion of the First Payment if such termination occurs prior to the First Payment Date, based upon the percentage of the period from the Effective Date through the First Payment Date that shall have elapsed prior to the date of termination of the Participant’s employment and any right to the Second Payment shall be forfeited or (B) a pro rata portion of the Second Payment if such termination occurs after the First Payment Date but prior to the Second Payment Date, based upon the percentage of the period from the First Payment Date through the Second Payment Date that shall have elapsed prior to the date of termination of the Participant’s employment. For the avoidance of doubt, any pro rata portion of the First Payment or Second Payment which a Participant may be entitled to receive shall be paid when other Participants receive such payments in accordance with this Section 2.1.

2.2 Restrictive Covenants. In consideration of the provision of the foregoing benefits provided in this Article 2 and as otherwise set forth in the Plan, the Participant hereby agrees to be bound by the confidentiality restrictive covenant attached hereto as Exhibit A (subject to revisions, if any, required to ensure compliance with any applicable law).

ARTICLE 3

TAX WITHHOLDING, DEFERRAL and SECTION 409A

3.1 Withholding. The Company may withhold or deduct from any amount payable to a Participant pursuant to this Plan any income, employment or other tax the Company is required by applicable law to so withhold or deduct from such Participant.

3.2 Section 409A. To the extent applicable, this Plan shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. None of the Company, any of its Affiliates or its employees or representatives shall have liability to the Participant with respect to the implementation of this Section 3.2.

ARTICLE 4

ADMINISTRATION

4.1 Plan Administration. This Plan shall be administered by the Committee. The Committee shall have discretionary and final authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan. The Committee shall have the authority to determine the amount of each Participant’s Retention Bonus and may modify the amount of each Participant’s Retention Bonus at any time. All such determinations or modifications shall be made in writing and dated, and shall be set forth on the Participant’s Participation Letter. The Committee shall perform all of the duties and exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of this Plan. All interpretations or other exercise of any power or discretion by the Committee shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan or otherwise directly or indirectly affected by such action, without restriction, however, upon the right of the Committee to reconsider or re-determine such action. The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof. Notwithstanding anything else herein to the contrary, the Committee may delegate to any individual or committee of individuals the responsibility to carry out any of its rights and duties with respect to the Plan, including employing such agents, accountants and legal counsel (who may be agents, accountants and legal counsel for the Company) as may be appropriate for the administration of the Plan. All reasonable administration expenses incurred by the Committee in connection with the administration of the Plan shall be paid by the Company.

ARTICLE 5

GENERAL PROVISIONS

5.1 Plan Amendment and Termination. No vested rights of any nature are provided under the Plan. The Plan (and any Retention Bonus and/or Participation Letter granted hereunder) may be modified, amended or terminated at any time and from time to time, in whole or in part, by resolution adopted by the Committee or by written document executed by its duly authorized representative; provided, however, except as the Committee determines is required under Section 3.2, no such amendment or termination shall defer the date for the payment of a Participant’s Retention Bonus hereunder without the consent of such Participant.

5.2 Nature of Plan and Rights. This Plan is unfunded and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Employee or former Employee. Any payment which becomes due under this Plan to a Participant shall be made by the Company out of its general assets, and the right of any Participant to receive a payment hereunder from the Company shall be no greater than the right of any unsecured general creditor of the Company.

5.3 No Right of Employment. Except as expressly provided herein, this Plan shall not interfere in any way with the right of the Company to reduce a Participant’s compensation or other benefits or terminate the Participant’s employment, with or without Cause.

5.4 Spendthrift Provision. No right or interest of a Participant under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Participant; provided that a Participant who is entitled to a payment hereunder may so assign or transfer his or her interest by will or the laws of descent and distribution.

5.5 Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent. If, however, the Company determines in good faith that any term or condition of the Plan which is invalid or unenforceable is material to the interests of the Company, the Company may declare the Plan null and void in its entirety.

5.6 Notice. For the purpose of this Plan, any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as the Participant or the Company, as applicable, may have furnished to the other in writing in accordance herewith.

If to the Company:

Ulticom Inc.

1020 Briggs Road

Mt. Laurel, NJ 08054

Attention: General Counsel

If to the Participant:

To the most recent address of the Participant set forth in the personnel records of the Company.

5.7 Entire Document. The Plan, as set forth herein, supersedes any and all prior practices, understandings, agreements, descriptions or other non-written arrangements respecting the subject matter contained herein.

5.8 Applicable Law. This Plan shall be governed and construed in accordance with the laws of New Jersey and applicable federal law without regard to conflicts of laws principles thereof.

EXHIBIT A

CONFIDENTIALITY RESTRICTIVE COVENANT

I.	Covenant.
A.

The Participant shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or an Affiliate, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company or an Affiliate owes an obligation not to disclose such information, which the Participant acquires during the period of employment, including, without limitation, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with the Participant’s work as an employee of the Company or an Affiliate, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order the Participant to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without his or her violation of this Exhibit A.

B.

The Participant has not disclosed and shall not disclose the terms of the Plan or his or her Participation Letter to anyone; provided, however, that this provision shall not preclude disclosure to Participant’s counsel (if any), immediate family members and financial or tax advisors (if any) or pursuant to subpoena or other administrative or judicial orders, requests, requirements or demands, or as otherwise required by law; provided, further, that Participant has instructed Participant’s counsel (if any), immediate family members and financial or tax advisors (if any) to whom Participant has disclosed or may disclose the terms of the Plan and/or his or her Participation Letter, not to disclose the terms and conditions of such documents to anyone (other than as permitted above).

II.        Duration and Geographic Scope. The Company and its Affiliates and the Participant agree that the duration and geographic scope of the covenant set forth in this Exhibit A are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and the Participant hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Company and the Participant intend that this provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this provision is intended to be effective.

III.       Claw Back. If a Participant violates the requirements of this Exhibit A, then in addition to all remedies in law and/or equity available to the Company and its Affiliates, the Participant shall forfeit all rights under the Plan and the Participant shall immediately pay to the Company an amount in cash equal to payment previously paid to the Participant pursuant to the Plan, without regard to any taxes that may have been deducted from such amount.